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                                                                     Exhibit 5.2


[CHEN&CO.LAWFIRM (LETTERHEAD)]


October          , 2006

CANADIAN SOLAR INC.
XIN ZHUANG INDUSTRIAL PARK
CHANGSHU, SUZHOU
JIANGSU 215562
THE PEOPLE'S REPUBLIC OF CHINA

DEUTSCHE BANK SECURITIES INC..
60 WALL STREET
4TH FLOOR
NEW YORK, NY 10005
USA

LEHMAN BROTHERS INC.
745 SEVENTH AVENUE
NEW YORK, NEW YORK 10019
USA

As Representatives of the several
Underwriter parties to the Underwriting Agreement in relation to the IPO (as defined below)


Dear Sirs,

We have acted as special People's Republic of China ("PRC") legal counsel to Canadian Solar Inc. (the "Company") in connection with the proposed initial public offering ("IPO") of the Company's common shares, the listing of the common shares on the NYSE Arca Exchange and the related filing of a registration statement on Form F-1 (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "Commission"). You have asked us to provide you with a legal opinion concerning the matters set forth below. We are qualified to practice law in the PRC and we do not express any opinion herein concerning any law other than the published and publicly available laws and regulations of the PRC.

The Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (the "New M&A Rules") were promulgated on dateMonth8Day8Year2006August 8, 2006 by six Chinese regulatory agencies, including the China Securities Regulatory Commission ("CSRC"), and require offshore special


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purpose vehicles, in certain circumstances, to obtain CSRC approval prior to listing their securities on an overseas stock exchange.

The New M&A Rules, which took effect on September 8, 2006, replaced the Interim Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated in 2003. The New M&A Rules govern mergers and acquisitions of shares and assets of a domestic company by foreign investors. Amongst other things, they focus on the acquisition of a PRC domestic company where, for the purpose of listing overseas, the shareholders of an overseas special purpose company or the overseas special purpose company itself, which is directly or indirectly controlled by a PRC domestic company or a PRC natural person, purchase equity of the domestic company or newly issued equity of the domestic company. In these circumstances, the overseas listing is subject to various governmental approvals, including that of the CSRC.

Article 39 of the New M&A Rules defines a "special purpose company" as an overseas company that is controlled directly or indirectly by a domestic company or natural person and that is formed for the purpose of listing the equity securities of a domestic company abroad. A "domestic company" is defined in
Article 2 of the New M&A Rules as a domestic non-foreign funded enterprise. Accordingly, the target of the CSRC's supervision under the New M&A Rules are only "special purpose companies" that are directly or indirectly ultimately controlled by a PRC entity or natural person and that are established for the purpose of the listing the equities of non foreign funded enterprises.

We are of the opinion that the New M&A Rules do not apply to the Company's IPO because the Company is not a special purpose company within the meaning of
Article 39 of the New M&A Rules. The Company was incorporated in Canada in October 2001. None of the Company's controlling shareholders since its founding, including Dr. Shawn Qu, who at all relevant times was a Canadian citizen, is a PRC entity or natural person. The Company's PRC subsidiaries are foreign funded enterprises established, at their respective dates of incorporation, by the Company through direct investment. The proposed listing of the Company's common shares does not constitute an indirect listing of equity securities of a "domestic company" that has been acquired by the Company within the scope of the New M&A Rules.

On September 21, 2006, the CSRC published on its website relevant guidance relating to "The Indirect Issuance or Listing Abroad of Securities of Domestic Enterprises", including a list of application materials to be submitted when seeking the CSRC's approvals. The relevant guidance referred to the "Circular of the State Council Concerning Further Strengthening the Administration of Share Issuance and Listing Overseas" (the "1997 Circular") and the New M&A Rules. Although the 1997 Circular stipulated that the listing of an overseas company on an overseas stock exchange is subject to consent or approval by different PRC government authorities, the guidance is clear that such consent or approval is only needed if such overseas company is controlled by PRC-sourced capital, i.e. the ultimate controlling or largest shareholder of such overseas enterprise must be a PRC entity or individual(1). Such a position taken by the State Council/CSRC is in conformity with the

___________________________
(1) e.g. Article 2 of the "Circular of the State Council Concerning Further Strengthening the Administration of Share Issuance and Listing Overseas" provides: "Local laws of the overseas jurisdiction shall apply where a Chinese invested non-listed company or a Chinese-held listed company registered abroad applies for overseas issuing and listing of shares with its overseas assets or its domestic assets which are formed from its investment in China using its overseas assets and have been in its actual possession for over

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provisions of the New M&A Rules, which limit the jurisdiction of the CSRC to transactions involving capital owned by PRC entities or individuals. In addition, some of the key application materials stipulated in the guidance are only applicable to, or can only be provided by, a domestic company that has transferred the ownership of its equity securities to an overseas entity under a restructuring process(2). Accordingly, we are of the opinion that neither the above guidance of CSRC nor the New M&A Rules require the approval of the CSRC for the IPO of the Company

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement filed by Canadian Solar Inc. with the Commission under the Securities Act of 1933, as amended.

Yours sincerely,

/s/
Chen & Co. Law Firm










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three years. However, the domestic shareholder shall obtain prior consent from the provincial people's government or the competent department under the State Council. Domestic assets in possession for less than three years shall not be used in the overseas issuance or listing of shares. In the case of special needs, a report thereon shall be submitted to the China Securities Regulatory Commission for verification and then to the State Council Securities Commission for examination and approval. After the listing has been completed, the domestic shareholder should report the relevant details to the China Securities Regulatory Commission for record.
(2) e.g. the following materials are needed for and applicable to a domestic company under restructuring only:
"2. Letter of reply in principle issued by MOFCOM on the special purpose vehicle ("SPV")'s merger and acquisition of a domestic enterprise;
3. Resolution of the shareholders of the acquired domestic company as a limited liability company or resolution of the general shareholders' meeting of the acquired domestic company as a joint stock company limited approving the merger and acquisition by the SPV, or other similar legal documents;
15. Approval and certificate issued by MOFCOM for the overseas investment and incorporation of the SPV;
16. Foreign exchange registration of SPV's overseas investment;
17. Incorporation certificate of the SPV and identification certificate or incorporation certificate and articles of association of the ultimate controlling person;
18. Relevant agreements on SPV's merger and acquisition of the domestic company;
19. Commercial plan on SPV's overseas listing;
24. Transaction arrangement and evaluation method related to the equities of the acquired domestic company entered into between the SPV and such overseas company.